Exhibit 99.1

Contacts:

For Investors:

Power-One, Inc.

Kevin Trosian, 805-987-8741

Vice President, Finance & Investor Relations

For Press:

Edelman for Power-One

Jon Murchinson

Jon.Murchinson@edelman.com

Phone: 415-486-3274

FOR IMMEDIATE RELEASE

Power-One Updates Outlook for the First Quarter of 2011

Camarillo, CA - April 6, 2011 - Power-One, Inc. (NASDAQ: PWER), a leading provider of renewable energy and energy-efficient power conversion and management solutions, today updated its financial outlook.  For the period ended April 3, 2011, the company expects to report revenue between $240 million and $245 million, below its previously announced range of $260 million to $290 million, due to market conditions and near-term feed-in-tariff uncertainty in Italy and Germany.

“Although we expect to post a nearly 60 percent increase in revenue in the first quarter of 2011 compared to 2010, we’ve revised our guidance for the quarter due to recent adverse conditions in the European solar market,” said Richard Thompson, Chief Executive Officer of Power-One.  “Based on current developments, we still anticipate European countries such as Italy and Germany will continue to support solar adoption to reduce reliance on non-renewable sources of power.  Further, for the remainder of 2011 and 2012, we believe we are better positioned to handle similar regional anomalies due to our expanded product line and focus on developing new markets, including the United States, China and India.”

Power-One will provide further information on its first quarter 2011 performance when it reports earnings on May 5, 2011, after the market close.

About Power-One

Power-One is the world’s second largest designer and manufacturer of photovoltaic inverters.  Its renewable energy products enable the industry’s highest yielding conversion of power from both solar arrays and wind farms for use by utilities and homes.  Power-One has a 40 year history as the leader in high efficiency and high density power supply products for a variety of industries including renewable energy, data storage and networking, industrial and network power systems.  The company is headquartered in Camarillo, CA and has global sales offices, manufacturing, and R&D operations in Asia, Europe, and the Americas. Power-One is traded on NASDAQ under the ticker symbol PWER. For more information, please visit www.Power-One.com.

Safe Harbor Statement

Statements made in this press release that state the Company’s or management’s intentions, beliefs, expectations or predictions for the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and may include statements regarding anticipated future productivity. Words such as “anticipate” and “believe” and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.  Forward-looking statements are not guarantees, but rather are predictions of and make certain assumptions regarding anticipated future results. Achievement of actual results is dependent upon and will involve a variety of risks and uncertainties that could cause actual results to differ materially from assumptions and predictions. Such risks and uncertainties include, but are not limited to, the risk that the market for the sale of certain products and services may not develop as expected; the risk that countries in which we do business do not continue to support the adoption of solar or other alternative energy sources; the impact of competitive products or technologies and competitive pricing pressures; the existence or enactment of adverse U.S. and foreign government regulation; the risk that the development of products and services may not proceed as planned; general adverse domestic and international economic conditions including interest rate and currency exchange rate fluctuations; the ability to capture customers in new markets that we are pursuing; and changes in the regulatory environment in which our business operates. Additional information concerning factors that could cause actual results to differ materially from expectations expressed in this press release are described in the Company’s reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 from time to time, which are also available through the Company’s Website at www.power-one.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at www.sec.gov. Power-One undertakes no obligation to publicly update or revise any forward-looking statement.